Exhibit 99.1

NEWS FROM POINT BLANK SOLUTIONS, INC. 2102 SW 2nd Street — Pompano Beach, FL 33069 Tel: 954-630-0900 — www.pointblanksolutionsinc.com

FOR IMMEDIATE RELEASE	Company Contact:	Media Relations/Investor Relations
Glenn Wiener
212-786-6013 / ir@pbsinc.com

POINT BLANK SOLUTIONS REPORTS 2009 FIRST QUARTER RESULTS

Pompano Beach, Florida, May 18, 2009 – Point Blank Solutions, Inc. (“PBSI”, OTC Pink Sheets: PBSO.PK), a leader in the field of protective body armor, announced today its results of operations and financial position as of and for the three months ended March 31, 2009.

For the quarter ended March 31, 2009, net sales were $54.9 million, compared to net sales of $49.9 million in the quarter ended March 31, 2008, an increase of 10.0%. Soft body armor product net sales increased from $48.5 million for the three months ended March 31, 2008 to $53.9 million for the comparable period in 2009, an increase of 11.1%. This increase is primarily related to higher sales to international markets, as sales to this segment were up $10.5 million over the first quarter last year and due to continued production on contract awards for Outer Tactical Vests (“OTVs”) and Improved Outer Tactical Vests (“IOTVs”). Offsetting this increase were lower Domestic/Distributor sales due to the market’s anticipation of the upcoming change in National Institute of Justice (“NIJ”) standards for soft body armor as well as the economic downturn in the national economy, which continued to have a direct impact on state and local governments’ spending.

Gross profit for the first quarter of 2009 was approximately $2.5 million or 4.6% of net sales, as compared to approximately $8.7 million or 17.5% of net sales for the three months ended March 31, 2008. The decline in gross profit margin as a percentage of net sales is due primarily to the completion of contracts that were subject to competitive pricing pressures which led to lower gross profit margins as well as a temporary slow-down in shipments caused by additional testing required by the U.S. military during the first quarter of 2009.

Total operating costs were $6.6 million or 12.0% of net sales for the three months ended March 31, 2009 versus $10.3 million or 20.7% of net sales for the quarter ended March 31, 2008. The decline in operating expenses, both on a dollar basis and as a percentage of sales is a direct result of cost reduction plans undertaken in 2008 and continuing in 2009. Selling, general and administrative expenses for the three months ended March 31, 2009 were $5.8 million as compared to $8.4 million for the three months ended March 31, 2008, a decrease of approximately $2.6 million or 31.0%. Additionally, litigation and cost of investigation expenses were approximately $0.8 million as compared to $1.9 million in the three months ended March 31, 2009 and 2008, respectively. Equity-based compensation for the three months ended March 31, 2009 was $0.1 million as compared to approximately $1.0 million in the similar period in 2008.

The Company reported an operating loss of $4.1 million in the quarter ended March 31, 2009, compared to an operating loss of $1.6 million for the quarter ended March 31, 2008. Net loss for the first quarter of 2009 was $2.5 million ($0.05 per share) versus a net loss of $1.0 million ($0.02 per share) in the comparable period last year.

James R. Henderson, Acting CEO of Point Blank Solutions, Inc. commented, “First quarter results continued to be impacted by the product mix and we expect this to continue into the second quarter as we complete production on the IOTV, best-price contract. We’re working quickly to streamline our cost structure, implement lean manufacturing throughout our production facilities and become more efficient in what we do. There are a number of large body armor awards anticipated in the second half of the year and we’re positioned as well as anyone in the industry, but we have to manage our business in the event there are downturns within any market segment, and further diversify our sales.”

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Henderson continued, “The Board and management have a shared goal and that is to get this Company profitable and generate higher returns for shareholders. Market dynamics have changed and there is a lot of work ahead, but I continue to see great value in Point Blank.”

Conference Call Information

The Company will be hosting a teleconference and webcast to discuss its 2009 first quarter financial results on Tuesday, May 19, 2009 at 11:00 a.m. Eastern Time. Parties can listen on the webcast on the Point Blank Solutions website at www.PointBlankSolutionsInc.com and by clicking on “Investor Relations” or participate on the teleconference by dialing 866-543-6403 (International: 617-213-8896) and entering the pass code: 21465437. Additionally, a replay of the webcast will be available on the Company’s website in the “Investor Relations” section or via teleconference within 24-hours after the completion of the call. The domestic replay number is 888-286-8010 (International: 617-801-6888), pass code: 75227561.

ABOUT POINT BLANK SOLUTIONS, INC.

Point Blank Solutions, Inc. is a leader in the design and production of technologically advanced body armor systems for the U.S. Military, Government and law enforcement agencies, as well as select international markets. The Company is also recognized as the largest producer of soft body armor in the U.S. With state-of-the-art manufacturing and laboratory testing facilities, strategic technology and marketing alliances, and an ongoing commitment to drive innovation, Point Blank Solutions believes that it can deliver the most advanced body armor solutions, quicker and better than anyone in the industry. The Company maintains facilities in Deerfield Beach, FL, Oakland Park, FL, Pompano Beach, FL, Jacksboro, TN and Washington, DC. To learn more about Point Blank Solutions, Inc. visit our website at www.PointBlankSolutionsInc.com.

NON-GAAP FINANCIAL DISCLOSURE

This press release contains information regarding Adjusted EBITDA. Adjusted EBITDA is computed as net income, plus the sum of interest expense, depreciation and amortization, income taxes, equity based compensation, litigation and cost of investigations and employment tax withholding charge (credit). This measure is a non-GAAP financial measure, defined as numerical measures of financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP, in our statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Although Adjusted EBITDA represents a non-GAAP financial measure, we consider this measure to be a key operating metric of our business. We use this measure in our planning and budgeting processes and to monitor and evaluate our financial and operating results. We also believe that Adjusted EBITDA is useful to investors because it provides an analysis of financial and operating results using the same measures that we use in evaluating the Company. We expect that such measure provides investors and other stakeholders with the means to evaluate our financial and operating results against other companies within our industry. Our calculation of Adjusted EBITDA may not be consistent with the calculation of this measure by other companies in our industry. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

SAFE HARBOR STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED LARGELY ON THE COMPANY’S EXPECTATIONS AND ARE SUBJECT TO VARIOUS BUSINESS RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY’S CONTROL. WORDS SUCH AS “EXPECTS,” “ANTICIPATES,” “TARGETS,” “GOALS,” “PROJECTS,” “INTENDS,” “PLANS,”

“BELIEVES,” “SEEKS,” “ESTIMATES,” VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS THAT SPEAK AS OF THE DATE HEREOF AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, (1) CHANGES IN THE COMPANY’S INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING, (2) UNCERTAINTY OF FUTURE FINANCIAL RESULTS, (3) ADDITIONAL FINANCING REQUIREMENTS, (4) DEVELOPMENT OF NEW PRODUCTS, (5) GOVERNMENT APPROVAL AND CONTRACTING PROCESSES, (6) THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, (7) TECHNOLOGICAL CHANGES, (8) THE EFFECT OF POLITICAL AND ECONOMIC CONDITIONS, (9) THE OUTCOME AND IMPACT OF LITIGATION TO WHICH THE COMPANY IS A PARTY AND THE SECURITIES AND EXCHANGE COMMISSION AND OTHER INVESTIGATIONS REGARDING THE COMPANY, (10) TURNOVER IN THE COMPANY’S SENIOR MANAGEMENT AND (11) OTHER UNCERTAINTIES DETAILED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, WITHOUT LIMITATION, THOSE UNCERTAINTIES AND RISKS DISCUSSED IN DETAIL IN “RISK FACTORS,” IN THE COMPANY’S PERIODIC REPORTS ON FORMS 10-K AND 10-Q. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY CHANGE IN THE EXPECTATIONS OF OUR MANAGEMENT WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS, OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

-    Tables Attached –

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$1,708	$1,707
Accounts receivable, less allowance for doubtful accounts of $214 and $279, respectively	21,136	33,620
Inventories, net	31,204	38,700
Income tax receivables	11,951	11,951
Deferred income taxes	14,829	14,829
Prepaid expenses and other current assets	2,742	2,782

Total current assets	83,570	103,589

Property and equipment, net	10,646	10,742

Other assets:
Deferred income taxes	12,970	10,931
Deposits and other assets	113	113

Total other assets	13,083	11,044

Total assets	$107,299	$125,375

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$24,838	$29,207
Term Loan	10,000	10,000
Note payable	2,950	2,950
Income taxes payable	154	285
Accounts payable	11,492	23,310
Accrued expenses and other current liabilities	6,005	4,927
Reserve for class action settlement	4,172	4,172
Vest replacement program obligation	410	410
Employment tax withholding obligation	7,876	8,154

Total current liabilities	67,897	83,415

Long term liabilities:
Unrecognized tax benefits	11,337	11,239
Other liabilities	483	418

Total long term liabilities	11,820	11,657

Total liabilities	79,717	95,072

Commitments and contingencies
Contingently redeemable common stock (related party)	19,326	19,326
Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 51,446,585 shares issued and outstanding	48	48
Additional paid in capital	89,790	89,673
Accumulated deficit	(81,643)	(79,155)

Total Point Blank Solutions, Inc. stockholders’ equity	8,195	10,566
Noncontrolling Interests	61	411

Total stockholders’ equity	8,256	10,977

Total liabilities and stockholders’ equity	$107,299	$125,375

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For The Three Months Ended March 31,
	2009	2008
Net sales	$54,851	$49,902
Cost of goods sold	52,335	41,173

Gross profit	2,516	8,729

Selling, general and administrative expenses	5,823	8,439
Litigation and costs of investigations	760	1,895

Total operating costs	6,583	10,334

Operating loss	(4,067)	(1,605)

Interest expense	414	199
Other income	(203)	(268)

Total other (income) expense	211	(69)

Loss before income tax benefit	(4,278)	(1,536)
Income tax benefit	(1,948)	(580)

Net loss	$(2,330)	$(956)

Net income attributable to the noncontrolling interests	$158	$3

Net loss attributable to Point Blank Solutions, Inc.	$(2,488)	$(959)

Basic and diluted loss per common share	$(0.05)	$(0.02)

Basic and diluted loss per contingently redeemable share	$—	$—

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For The Three Months Ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to Point Blank Solutions, Inc.	$(2,488)	$(959)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	578	234
Amortization of deferred financing costs	29	29
Deferred income tax expense (benefit)	(2,039)	54
Gain on sale of fixed assets	—	(3)
Noncontrolling interests	(350)	3
Equity based compensation	117	981
Changes in assets and liabilities:
Accounts receivable	12,484	10,997
Inventories	7,496	2,114
Income tax receivable	—	7,565
Prepaid expenses and other current assets	11	208
Accounts payable	(8,943)	(12,034)
Accrued expenses and other current liabilities	1,078	(3,334)
Vest replacement program obligation	—	(39)
Income taxes payable	(131)	—
Employment tax withholding obligation	(278)	—
Unrecognized tax benefits	98	(201)
Other liabilities	65	(44)

Net cash provided by operating activities	7,727	5,571

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	—	4
Purchases of property and equipment	(482)	(2,889)

Net cash used in investing activities	(482)	(2,885)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(2,875)	4,655
Contributions from minority owners	—	250
Net repayment of revolving line of credit	(4,369)	(6,969)

Net cash used in financing activities	(7,244)	(2,064)

Net increase in cash and cash equivalents	1	622

Cash and cash equivalents at beginning of year	1,707	213

Cash and cash equivalents at end of period	$1,708	$835

Supplemental cash flow information:
Property and equipment acquired by issuing a note payable	$—	$2,500

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

FOR THE THREE MONTHS ENDED MARCH 31,

(In thousands)

	2009	2008
Net Income	$(2,488)	$(959)
Add back:
Depreciation and amortization	578	234
Interest	414	199
Income Taxes	(1,948)	(580)
Equity based compensation	117	981
Litigation and cost of investigations	760	1,895

Adjusted EBITDA	$(2,567)	$1,770